Exhibit 10.13

AC SAFETY HOLDING CORP.
c/o Bear Stearns Merchant Manager II, LLC
383 Madison Avenue, 40th Floor
New York, NY 10179

Mr. Thomas R. D’Amico
5295 Foxchase Avenue NW
Canton, Ohio 44718

     Set forth below is our agreement (the “Agreement”) concerning your employment and the benefits to be paid to you and any severance to which you would be entitled in the event of your termination from AC Safety Holding Corp. (“Holdings”), Aearo Corporation (“Aearo”), and Aearo Company (“Aearo Company”).

1. Commencing July 19, 2004 you will provide services to Holdings, Aearo, Aearo Company and their respective subsidiaries (each, an “Employer” and collectively, the “Employers”) in the position set forth on the signature page. You will devote your full business time to the affairs and business of each Employer and will continue to perform the duties associated with your position with each Employer.

2. During your employment, you shall receive an annual base salary (“Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Employers. Your Annual Base Salary shall initially be equal to $230,000 and shall be subject to an annual review by the applicable Board of Directors (or the compensation committee thereof, if applicable) at the end of each fiscal year beginning with fiscal year 2005, and may be adjusted following such review as determined by such Board of Directors or compensation committee, as applicable.

3. The Employers will establish a bonus plan for each fiscal year beginning after fiscal year 2004 (the “Plan”). The applicable Board of Directors (or the compensation committee thereof, if applicable) will establish performance objectives for each year in good faith based on the Employers’ annual budget. You will participate in the Aearo Company’s Management Incentive Program (MIP) which is currently based on 75% EBITDA and 25% goals at target, with a target bonus opportunity of 40%, threshold bonus of 25% and maximum bonus of 70% of base annual salary. The MIP is based upon specific fiscal year EBITDA goals and the achievement of personal performance objectives, it being understood that the performance thresholds and targets set forth therein will be adjusted consistent with past practice. During your employment hereunder, subject to Sections 7.a and 8.a, you will be entitled to receive an annual bonus (the “Bonus”) pursuant to the Plan based on the Employers’ performance only if you are employed on the last day of the applicable performance period. In respect of fiscal year 2004, your target Bonus and the calculation of your actual Bonus shall be made pursuant to the bonus arrangements that are currently in existence on the date of this Agreement for senior management of the Employers but your actual Bonus shall be prorated based on the number of days in fiscal year 2004 that you are employed by the Employers, but shall not be less than $18,400. All Bonuses shall be payable promptly after determination by the applicable Board of Directors (or the compensation committee thereof, if applicable) that the performance thresholds have been achieved.

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4. Subject to the execution and delivery of a Restricted Stock Agreement (attached hereto as exhibit “A”) in the form approved by Holdings, and subject to the terms and conditions thereof and the AC Safety Holding Corp. 2004 Stock Incentive Plan (attached hereto as exhibit “B”), you will be granted a restricted stock award for 20,000 shares of Holdings Common Stock at a price per share of $10 and subject to time vesting at a rate of 20% per year. Subject to the execution and delivery of a Stock Option Agreement in the form approved by Holdings, and subject to the terms and conditions thereof and the AC Safety Holding Corp. 2004 Stock Incentive Plan, you will be granted options to purchase 14,375 shares ($10/share strike price and subject to time vesting at a rate of 5% per quarter) of Holdings Common Stock as Tranche A Options (as defined in the Stock Option Agreement), 7,000 shares ($17.50/share strike price and subject to time vesting at a rate of 5% per quarter) of Holdings Common Stock as Tranche B Options (as defined in the Stock Option Agreement, attached hereto as exhibit “C”), and 2,000 shares ($10/share strike price subject to vesting upon the achievement of a 28% compounded annual realized internal rate of return to BSMM and its affiliates upon the occurrence of certain events) of Holdings Common Stock as Tranche C Options (as defined in the Stock Option Agreement). Subject to the execution and delivery of documentation approved by Holdings (Attached hereto as exhibit “D”), and subject to the terms and conditions thereof, you will be given an opportunity to invest an aggregate of $300,000 in the capital stock of Holdings, of which 75% would be invested in shares of Holdings Series A Preferred Stock and 25% would be invested in shares of Holdings Common Stock. The preferred stock will accrue dividends at the annual rate of 10%. All shares of Holdings stock acquired by you will be subject to the terms of the Stockholders’ Agreement of Holdings (attached hereto as exhibit “E”) which, among other things, grants to the Company (or its designee) the right (but not the obligation) to repurchase all shares of Holdings stock held by you under certain circumstances following the termination of your employment with the Employers. You will be required to execute a joinder to the Stockholders’ Agreement prior to and as a condition to the issuance of any Holdings stock to you. The terms of the definitive documentation entered into by you and the Company will govern your purchase and grant of Holdings stock and options and will supercede the provisions of this paragraph.

     5.     During your employment hereunder, you shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Employers and shall be eligible for participation in and shall receive all benefits under health and welfare plans, practices, policies and programs provided by the Employers (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Employers on the first day of the month following 30 calendar days from your first day of employment. You will be entitled to four (4) weeks of vacation each calendar year. During the remainder of 2004 you are entitled to pro-rated vacation days. Additionally, Aearo Company observes ten (10) holidays per year including one personal holiday. You will become eligible to participate in the Aearo Company Employees’ Retirement Account Plan (the Cash Balance Plan) commencing on the first day of the quarter following the completion of six months of continuous employment with the Employers. You will become eligible to participate in the Supplemental Executive Retirement Plan (SERP) commencing on the first day of the quarter following the completion of six months of continuous employment with the Employers. You will be eligible to join the Aearo Company Employees’ 401(k) Savings Plan commencing on the first day of the month after your enrollment form is received. In addition to the 401(k), you will be eligible to participate in the Aearo Company Non-qualified Deferred Compensation Plan provided you make the election to do so within 30 days of the commencement of your employment with the Employers. During the period between the commencement of your employment with the Employers and your relocation from Canton to Indianapolis (which is anticipated to occur by the end of August 2005), you will be provided, at the Employers’ expense, with housing in Indianapolis and the use of an automobile. Further, while it is anticipated that you will be able to schedule business travel from time to time in such a way as to commence or end in Canton during this period, the Employers will pay for a reasonable amount of roundtrip air travel between Indianapolis and Canton as well. When the actual relocation of your residence from Canton to Indianapolis occurs, the Employers will reimburse you for the one-time costs associated with the move promptly after your submission of reasonable documentation of such costs. These costs include realtors’ fees associated with the sale of your home in Canton, closing costs, at both ends, movement of your household goods, and temporary living for you and your family during the relocation period as required. Finally, following the commencement of your employment with the Employers, the Employers will provide administrative support to ensure that your specific needs are met to your reasonable satisfaction.

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6. Upon termination of your employment with or without “Cause” (as defined below) by any Employer or for any reason by you, you will resign from any corporate office you hold with any Employer (and from the Boards of Directors of any Employer or from any committee or subcommittee thereof) effective as of the date the written notice of your termination of employment (“Termination Date”) is given.

7. If, during the period commencing on the date of your acceptance hereof (the “Effective Date”) and ending on the second anniversary of the Effective Date, your employment with the Employers is terminated without “Cause” (as defined below) by an Employer or you terminate your employment with the Employers for “Good Reason” (as defined below), the Employers, upon the subsequent termination of your employment and subject to your delivery of a valid Release (as defined below), agree:

a.	To pay you an amount equal to 2.0 multiplied by the sum of your then current Annual Base Salary and your then current annual target Bonus, payable in twelve (12) equal monthly installments commencing within thirty (30) days after the “Termination Date”;

b.	During the period beginning on the “Termination Date” and ending twenty-four (24) months thereafter (“Benefits Period”), you will receive health and welfare benefits (including life, long-term disability, and accidental death and dismemberment insurances as well as medical and dental benefits) for which you are then currently eligible at the same cost to you as if your employment had continued (through COBRA or otherwise); provided, however, that in the event you are employed by a subsequent employer within the “Benefits Period” and are offered comparable health and welfare benefits at no additional cost to you, your coverage under the existing health and welfare benefit plan shall cease as of the effective date of coverage of such comparable benefits;

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c.	To pay you an amount equal to twenty-four (24) multiplied by the sum of the Employers’ then current aggregate monthly contribution to or monthly amount credited to your account under your employee benefit plans (including 401k, the Cash Balance Plan, and the Supplemental Executive Retirement Plan), other than any contribution made to such employee benefit plans in respect of your reduction of your Annual Base Salary or Bonus, payable in twelve (12) equal monthly installments commencing within thirty (30) days after the “Termination Date”; and

d.	To pay you any other compensation and benefits to which you are otherwise entitled pursuant to the terms of any compensation or benefit plan.

8. Notwithstanding the foregoing, if your employment with the Employers is terminated without “Cause” (as defined below) by an Employer, or you terminate your employment with the Employers for “Good Reason” (as defined below), at any time after the expiration of the two (2) year period following the “Effective Date”, the Employers, upon the subsequent termination of your employment and subject to your delivery of a valid Release, agree:

a.	To pay you an amount equal to 1.5 multiplied by the sum of your then current Annual Base Salary and your then current annual target Bonus, payable in twelve (12) equal monthly installments commencing within thirty (30) days after the “Termination Date”;

b.	During the period beginning on the “Termination Date” and ending eighteen (18) months thereafter (“Benefits Period”), you will receive health and welfare benefits (including life, long-term disability, and accidental death and dismemberment insurances as well as medical and dental benefits) for which you are then currently eligible at the same cost to you as if your employment had continued (through COBRA or otherwise); provided, however, that in the event you are employed by a subsequent employer within the “Benefits Period” and are offered comparable health and welfare benefits at no additional cost to you, your coverage under the existing health and welfare benefit plan shall cease as of the effective date of coverage of such comparable benefits;

c.	To pay you an amount equal to eighteen (18) multiplied by the sum of the Employers’ then current aggregate monthly contribution to or monthly amount credited to your account under your employee benefit plans (including 401k, the Cash Balance Plan, and the Supplemental Executive Retirement Plan), other than any contribution made to such employee benefit plans in respect of your reduction of your Annual Base Salary or Bonus, payable in twelve (12) equal monthly installments commencing within thirty (30) days after the “Termination Date”; and

d.	To pay you any other compensation and benefits to which you are otherwise entitled pursuant to the terms of any compensation or benefit plan.

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9. Upon a termination for “Cause” (as defined below) by the Employers, or other than for “Good Reason” (as defined below) by you, you shall only be entitled to those amounts which the Employers are required by law to pay (including payout of Annual Base Salary through the date of termination).

10. The foregoing terms in this Agreement are as defined below:

     As used herein, “Cause” shall be defined as (i) at any time prior to or after the date hereof, willful malfeasance or willful misconduct by you in connection with your employment that is injurious (other than de minimis injuries) to any Employer, (ii) willful, substantial and continuing refusal by you to perform your duties hereunder or pursuant to any lawful direction of the Board of Directors of any Employer, in each case which are within your control to perform and are consistent in all material respects with the duties, authority and responsibilities of a person in the position set forth on the signature page hereto, which refusal continues beyond ten (10) days after a written demand for substantial performance is delivered to you by the applicable Employer; (iii) material breach of any term or provision of this Agreement which material breach, if capable of being cured, is not cured within thirty (30) days of your receipt of written notice of such breach from the applicable Employer; or (iv) indictment which is or is reasonably likely to be injurious or damaging to any Employer or conviction of you or a plea of nolo contendre by you of or to any felony.

     As used herein, “Good Reason” shall be deemed to exist for you to voluntarily terminate your employment if any of the following events occur: (i) Holdings, Aearo or Aearo Company materially reduces your duties, authority or responsibilities (except in connection with any other termination of your employment) at Aearo or Aearo Company to a level materially inconsistent with the duties, authority and responsibilities which would generally be performed or held by the persons with a similar title of an independently operated North American division of a corporation commensurate in size, type and nature to Aearo; (ii) Aearo or Aearo Company materially adversely changes or alters your title as set forth on the signature page hereto; (iii) subject to Section 4 of this Agreement, the Employers reduce your aggregate employee benefits (other than reductions affecting employees, executives or senior executives generally), any bonus opportunities you have in the aggregate, or Annual Base Salary, other than a reduction in Annual Base Salary which is part of a general cost reduction affecting employees, executives or senior executives generally which does not exceed ten percent (10%) of your current Annual Base Salary as of the time of the date of this Agreement; (iv) an Employer requires you to relocate your primary residence; (v) your primary working location is relocated more than fifty (50) miles away from its current location; (vi) Holdings, Aearo or Aearo Company materially breaches any term or provision contained in this Agreement; or (vii) Holdings, Aearo or Aearo Company materially changes or alters your title or reporting structure; provided, however, that in each of the above situations, you have provided prompt written notice to the applicable Employer and at the end of the thirty (30) day period from the date of receipt of the written notice, the applicable Employers shall not have cured the default outlined in the written notice.

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11. You agree to the following:

a.	You will not, without prior written consent of Aearo, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any “Confidential Information” pertaining to the business of Aearo or Bear Stearns Merchant Manager II, LLC (“BSMM”) or any group, division, subsidiary or affiliate of Aearo of BSMM or any of BSMM’s affiliates who are engaged in the same business or businesses as Aearo or any of its affiliates (the “Restricted Group”), except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the “Restricted Group,” or by any administrative body or legislative body with jurisdiction to order you to divulge, disclose or make accessible such information. “Confidential Information” will mean non-public information concerning financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans, personnel information pertaining to present and former employees of the “Restricted Group,” and any other non-public, proprietary and protected information of the “Restricted Group” or their customers. Nothing herein will prevent you from using information generally known to you or generally by persons employed in the industry so long as it does not involve “Confidential Information.”

b.	During the period commencing on the “Effective Date” and ending on the “Non-Compete Termination Date”, you will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the “Restricted Group” as of the “Termination Date,” or with any business acquired or established by any member of the “Restricted Group” thereafter if such acquisition or establishment was to your knowledge actively planned or in progress while you were employed by Aearo and Aearo Company. “Non-Compete Termination Date” means the one year anniversary of (i) the “Termination Date” in the case of either a resignation without “Good Reason” or a termination for “Cause” or (ii) the date you cease receiving payments hereunder from us, Aearo or Aearo Company in the case of any other termination.

c.	If you cease to be employed by Holdings, Aearo or Aearo Company (i) in the case of either a resignation without “Good Reason” or a termination for “Cause”, then during the period commencing on the “Termination Date” and ending on the later to occur of (A) the fifth anniversary of the “Effective Date” and (B) the one year anniversary of the “Termination Date”, or (ii) in the case of any other termination, during the period commencing on the “Termination Date” and ending on the one year anniversary of “Termination Date”, you will not, directly or indirectly, on your own behalf or on behalf of any person, firm or company, hire any person who has been employed by any member of the “Restricted Group” at any time during the twenty-four (24) months immediately preceding such hiring, or solicit or induce any such employee or any customer of the “Restricted Group” to leave the employ of, or cease doing business with, as applicable, the “Restricted Group,” or interfere, in any material way, with the business of the “Restricted Group.” For purposes of clarification, this Section 10.c shall not apply to any action taken solely by any of your employers following the “Termination Date” if (x) you did not provide any assistance or recommendation for the benefit of such future employer relating to the solicitation or hiring of any person referred to above and (y) such person referred to above does not become employed by the same division, department or group within such future employer in which you are employed and does not report to you.

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d.	You acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which (i) relate to any Employer’s actual or anticipated business, research and development or existing or future products or services and (ii) are conceived, developed or made by you (whether alone or jointly with others) while employed by such Employer, whether before or after the date of this Agreement (“Work Product”) belong to such Employer. You will, at Aearo Company’s expense, perform all actions reasonably requested by the board of directors of Aearo Company (whether during or after your employment with the Employers) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

     For purposes of this Agreement, a business will be deemed to be in competition with the “Restricted Group” if it is involved in the sale, or other dealing in any property or the rendering of any service sold, dealt in or rendered by the “Restricted Group” as a part of the business of Aearo at the “Termination Date” within the same geographic area in which the “Restricted Group” effects such sales or dealings or renders such services. Nothing in this Section 10 will be construed so as to preclude you from (a) investing in any publicly-held company, provided your beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class, (b) working in any sector of the safety industry where, at the time of your termination of employment, Aearo is not (i) marketing or manufacturing products or (ii) to your knowledge, acquiring, establishing or planning to acquire or establish a company that markets or manufactures such products in that sector of the market or (c) working for any employer if (i) such employer’s aggregate revenues during the then immediately preceding twelve months derived from operations which are in competition with the “Restricted Group” represent less than 10% of such employer’s gross revenues and you do not provide any services directly or indirectly for such competing operations or (ii) the “Restricted Group” has de minimis revenues resulting from businesses that are in competition with such employer.

     You agree that the covenant not to compete set forth herein is reasonable under the circumstances and will not interfere with your ability to earn a living or to otherwise meet your financial obligations. You and Aearo agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority to excise and modify such provision or provisions of this covenant as so amended. You agree that any breach of the covenants contained in this paragraph would irreparably injure Aearo. Accordingly, you agree that Aearo may, in addition to pursuing any remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against you from any court having competent jurisdiction over the matter restraining any further violation of this Agreement by you. This covenant restricting your ability to compete with any member of the “Restricted Group” shall supersede any other such covenants with the “Restricted Group” that have been entered into on or before the date of this Agreement.

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a.	You will return to the Employers any letters, files, documents, equipment, supplies, security access passes, passwords, property or other items in your possession or control which were entrusted or issued to you during the course of your employment with Aearo and Aearo Company.

b.	You will not make any material disparaging statements about Aearo, BSMM or any of their respective affiliates, or their employees, officers, directors or shareholders, or any of their policies or practices to any of their customers, competitors, suppliers, employees, former employees, or the press or other media in any country.

12. Aearo agrees that it will not issue any press release or other public statement or make any other statement containing, and will use its reasonable best efforts to prevent its officers and directors from making, any material disparaging statements about you.

13. In consideration for AC Safety Holding Corp. entering into this Agreement, you agree to execute a Release, in the form attached hereto as exhibit “F” (the “Release”) upon the termination of your employment hereunder; provided, however, that the Release shall not release the obligations of the Employers under this Agreement.

14. This Agreement will be construed and interpreted, and the rights and liabilities of the parties hereto shall be determined, in accordance with the laws of the State of New York, without regard to conflict of laws principles.

15. This Agreement supersedes and replaces any and all prior oral or written agreements between you and Aearo, BSMM or any of their respective affiliates.

16. This Agreement shall inure to the benefit of and be binding upon Aearo and its successors and assigns. Aearo will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Aearo and its subsidiaries to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Aearo would be required to perform it if no such succession had taken place.

17. The parties shall use their good faith efforts to resolve any controversy, claim, dispute or matter in question arising out of, or relating to, this Agreement (each, a “Dispute”). If the parties are unable to resolve any such Dispute within ten (10) days, such Dispute shall be submitted to final and binding arbitration in accordance with the following provisions:

a.	Any party may exercise the right to arbitrate any Disputes against the other by sending written notice to arbitrate to the applicable other party(ies) of any action that gives rise to such Disputes, which notice shall include the amount in controversy. The written notice shall identify and describe the nature of any and all Disputes asserted and the facts upon which such Disputes are based.

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b.	The arbitration will by conducted pursuant to the American Arbitration Association (“AAA”) arbitration rules and procedures and by one arbitrator chosen in accordance with the procedure used by the AAA. The arbitrator shall not be an affiliate of any party to the Dispute and shall not have any potential for bias or conflict of interest with respect to any party to the Dispute, directly or indirectly, by virtue of any direct or indirect financial interest, family relationship, close friendship or otherwise (the “Arbitrator”).

c.	Subject to paragraph d. below, the parties shall bear equally the costs of arbitration filing fees and the fees of the Arbitrator and each party shall bear its own attorneys’ fees, witness fees and other costs. The parties shall mutually agree with the Arbitrator on the date, time and place of the arbitration. In the event that the parties are unable to mutually agree to the date, time, and place within the City of New York, New York for the arbitration to be conducted, the selected Arbitrators shall determine the date, time, and place of the arbitration.

d.	Notwithstanding the above, the losing party in any arbitration shall be required to reimburse the prevailing party’s fees and expenses in the arbitration, including the Arbitrator’s fees, attorneys’ fees, fees for expert testimony and for other expenses of presenting its case.

e.	The Arbitrator shall have exclusive authority to resolve any Disputes between the parties. The Arbitrator shall have the power to award damages against any party and to make an award granting such further relief as he/she deems just, proper, and equitable. The Arbitrator shall be bound to follow New York law and case precedent, or, federal law and case precedent, if the Dispute alleges a violation of federal law. Any decision of the Arbitrator will not be binding if the Arbitrator in manifest error fails to follow the requisite New York or federal law and case precedent. The decision of the Arbitrator can be appealed to a court of competent jurisdiction solely with respect to the issue of whether the Arbitrator decision is in such manifest error, and the party bringing such appeal shall have the burden of proof in establishing such manifest error. If such manifest error is so established the Dispute will be resolved by a different Arbitrator in accordance with this Section 16. The Arbitrator shall render a written arbitration decision that reveals the essential findings and conclusions upon which the award is based.

f.	Any award issued by an Arbitrator shall made and delivered within 90 days of the date on which such arbitration proceeding commenced and shall be final and binding and enforceable in a court of competent jurisdiction. Judgment and the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

18. This Agreement may be executed in counterparts.

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     If the foregoing is acceptable and agreed to by you, please sign below to signify such acceptance and agreement and return the executed copy to AC Safety Holding Corp. You acknowledge that you have been given sufficient time to seek advice from an attorney concerning this Agreement.

AC SAFETY HOLDING CORP.

By:	/s/ James M. Phillips

Name:	James M. Phillips

Title:	Sr. VP, Human Resources

ACCEPTED AND AGREED TO AS OF
THIS 13th DAY OF JULY, 2004:

Name:      Thomas R. D’Amico

Address: 5295 Foxchase Avenue NW
Canton, Ohio 44718

Company: AC Safety Holding Corp., Aearo Corporation and Aearo Company

Title: Senior Vice President, Operations and Research and Development

          /s/ Thomas R. D’Amico
(Signature)